UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2016

BUNGE LIMITED
(Exact name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-16625 (Commission File Number)	98-0231912 (I.R.S. Employer Identification Number)

50 Main Street White Plains, New York (Address of principal executive offices)	10606 (Zip code)

(914) 684-2800
(Registrant’s telephone number, including area code)

N.A.
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement

On May 26, 2016, Bunge Limited (“Bunge”) and certain of its subsidiaries renewed and amended its U.S.$700 million trade receivables securitization program with Coöperatieve Rabobank U.A. (f/k/a Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.), as administrative agent (the “Administrative Agent”), and certain commercial paper conduit purchasers and committed purchasers (the “Securitization”).  As a result, the Securitization terminates on May 26, 2021.  However, each committed purchaser’s commitment to purchase trade receivables under the Securitization will terminate on May 26, 2019, unless extended for an additional 1 or 2 year period in accordance with the terms of the receivables transfer agreement.

The Securitization transaction documents contain certain customary representations and warranties and affirmative covenants, including a representation as to the eligibility of the receivables being sold, and contain customary termination events and service defaults.  Bunge and its subsidiaries are required to repurchase any receivables that are not eligible as represented on the date of sale or become subject to certain non-credit related obligor offsets following sale to the Securitization.  Apart from such repurchase obligations, any recourse to Bunge and its subsidiaries under the Securitization will be limited to Bunge’s first loss position as subordinated lender, which will be sized based on the historical performance of Bunge’s pool of trade receivables.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 26, 2016

BUNGE LIMITED

By:	/s/ Carla L. Heiss
	Name:	Carla L. Heiss
	Title:	Deputy General Counsel, Chief Compliance Officer and Secretary